EXHIBIT 5.1

[LETTERHEAD OF ROPES & GRAY LLP]

August 5, 2004

SMTC Corporation

635 Hood Road

Markham, Ontario

Canada L3R 4N6

Ladies and Gentlemen:

This opinion is furnished to you in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 16,750,422 shares of common stock, $0.01 par value (the “Securities”), of SMTC Corporation, a Delaware corporation (the “Company”). The Securities include 11,166,947 issued and outstanding shares of common stock of the Company (the “Outstanding Shares”) and 5,583,475 shares of common stock of the Company (the “Warrant Shares”) that may be issued upon exercise of 11,166,947 warrants of the Company (the “Warrants”). The Securities are being registered to permit the secondary trading of such Securities by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as U.S. counsel for the Company in connection with its issuance of the Securities and the filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

We express no opinion as to the applicability of, compliance with or effect of any law other than the corporate laws of the State of Delaware.

Based on the foregoing, we are of the opinion that the Outstanding Shares have been legally issued and fully paid and are non-assessable. We are also of the opinion that the Warrant Shares, when issued in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” It is understood that this opinion is to be used only in connection with the issuance of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP